Exhibit 99.1

CHAMPION PARTS REPORTS HIGHER SECOND QUARTER AND SIX MONTHS PROFITS

Strong Demand for Air Conditioning Compressor and Marine Product Lines and Plant Efficiencies Contribute to Increased Profitability

HOPE, Ark., Aug. 15, 2003-- Champion Parts, Inc. (OTC/BB:CREB) today reported higher net income for the second quarter ended June 29, 2003 of $613,000, or $0.17 per share, compared to $337,000, or $0.10 per share for the same period in 2002.  Net sales were $6,973,000, versus $7,156,000 for the comparable period in 2002.

For the six months of 2003, the company reported higher net income of $897,000, or $0.25 per share, compared to $114,000, or $0.03 per share.  Net sales were $13,169,000, compared to $13,996,000 for the same period in 2002.

“We are extremely gratified with our increased profitability in the second quarter,” said Jerry A. Bragiel, president and chief executive officer.  “The company has achieved significantly higher second quarter earnings as compared to both the first quarter of 2003 and the same period last year. Sales increased in the second quarter compared to the first but were slightly lower than the same period in the prior year reflecting a declining demand for carburetors, along with a soft demand in our traditional markets of heavy duty, agricultural and domestic automotive product lines.”

“Additionally,” Bragiel noted, “we are very pleased with the continuing strong sales in air conditioning compressors, and we expect this trend to continue in the third quarter."

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to future sales.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

…more

Exhibit 99.1

Champion Parts, Inc.

CHAMPION PARTS, INC.

Consolidated Results

For the period ended June 29, 2003

(Unaudited)

	Six Months June 29, 2003	Six Months June 30, 2002	Three Months June 29, 2003	Three Months June 30, 2002
Net Sales	$13,169,000	$13,996,000	$6,973,000	$7,156,000
Costs and Expenses:
Cost of products sold	10,704,000	11,673,000	5,545,000	5,738,000
Selling, distribution & administrative	1,353,000	1,552,000	706,000	835,000
Relocation and restructuring costs	0	399,000	0	64,000
Total costs and expenses	12,057,000	13,624,000	6,251,000	6,637,000

Operating income	1,112,000	372,000	722,000	519,000

Non-operating (income)/expense:
Interest expense	243,000	282,000	122,000	149,000
Other non-operating (income)	(28,000)	(28,000)	(13,000)	(9,000)
Total non-operating expense	215,000	254,000	109,000	140,000

Net income before income taxes	897,000	118,000	613,000	379,000

Income taxes	0	4,000	0	2,000

Net income	$ 897,000	$ 114,000	$ 613,000	$ 377,000
Weighted Average Common Shares Outstanding at June 29, 2003:
Basic	3,655,266	3,655,266	3,655,266	3,655,266
Diluted	3,655,266	3,655,975	3,655,266	3,655,266

Earnings Per Common Share - Basic:
Net income per common share - basic	$ 0.25	$ 0.03	$ 0.17	$ 0.10

Earnings Per Common Share - Diluted:
Net income per common share - diluted	$ 0.25	$ 0.03	$ 0.17	$ 0.10

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